EXHIBIT 10.3

                                 YGCD ASSETS, INC.
                               EMPLOYMENT AGREEMENT

     This Agreement entered into this 6th day of March, 2000, by and between YGCD Assets, Inc. ("Company") and Blair Zykan ("Executive"), effective on the Effective Date.

     WHEREAS, the parties desire by this writing to set forth the employment relationship of the Company and the Executive.

     NOW, THEREFORE, it is AGREED as follows:

     1.  Defined Terms

          When used anywhere in the Agreement, the following terms shall have the meaning set forth herein.

          (a)  "Board" shall mean the Board of Directors of the Company.

          (b) "Change in Control" shall mean the transfer of ownership, holding or power to vote more than 40% of the Company's voting stock by any person or persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934). For purposes of this paragraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein; provided, however, that a "Change in Control" shall not be deemed to have occurred if arising from (i) acquisitions by employee benefit plans sponsored by the Company or its affiliates, or, (ii) acquisitions of stock directly from the Company.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

          (d) "Code Section 280G Benefit" shall mean the product of 2.00 and the Executive's "base compensation" as defined in paragraph 3 below.

          (e) "Company" shall mean YGCD Assets, Inc., and any successor to its interest.

          (f)  "Common Stock" shall mean common stock of the Company.

          (g) "Confidential Information" shall mean any information that is confidential, proprietary or trade secret information of Company or any of its customers or clients or any other information the use or disclosure of which by Company is prohibited or restricted (e.g., by reason of any contract, court order, law or other obligation by which Company is bound). "Confidential Information" may include, but is not necessarily limited to, technology, computer programs, business plans, marketing plans, information as to existing or future products or services of Company, financial projections, unpublished works of original authorship, customer lists, financial information, and trade secrets. "Confidential Information" shall not include any information in the public domain if readily accessible to the public at large.

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          (h)  "Disability" shall mean the practical inability of the
Executive to perform his obligations under this Agreement, whether from physical, mental or other causes, for a period of ninety (90) days, determined in good faith by the Board of Directors of the Company.

          (i)  "Effective Date" shall mean March 6, 2000.

          (j)  "Executive" shall mean Blair Zykan.

          (k) "Good Reason" shall mean any of the following events, which has not been consented to in advance by the Executive (i) a material reduction in the Executive's base compensation as the same may be increased from time to time (material shall mean greater than 15%); (ii) the failure by the Company to continue to provide the Executive with benefits provided for on the Effective Date, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the Executive benefit plans in which the Executive now or hereafter becomes a participant, or the taking of any action by the Company which would directly or indirectly reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him; (iii) a failure to elect or reelect the Executive to the Board of Directors of the Company; (iv) a material diminution or reduction in the Executive's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company; (v) a Change in Control.

          (l) "Intellectual Property Right" shall mean any patent, copyright, trade secret, trade name, trademark or other intellectual property right which is owned by the Company.

          (m) "Just Cause" shall mean, in the good faith determination of the Company's Board of Directors (i) the Executive's willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or conviction for a felony, or (ii) material breach of any provision of this Agreement, provided that the Executive has been provided written notice of specific deficiencies in his performance and at least thirty days to cure those deficiencies. No act, or failure to act, on the Executive's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company.

          (n) "Materials" shall mean tangible manifestations of any Confidential Information, Work Product, or Intellectual Property Rights including, without limitation, hardware, software, programs, manuals, drawings, designs, articles, writings, data, notes, memorandum, manuscripts, notebooks, proposals, work plans, interim and final reports, project files and client contract records.

          (o) "Protected Period" shall mean the period that begins on the date six months before a Change in Control and ends on the later of the first annual anniversary of the Change in Control or the expiration date of this Agreement.




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          (p)  "Trigger Event" shall mean either of the following events that occurs during the Protected Period: (i) the Executive's resignation of employment for Good Reason; (ii) the Company's termination of the Executive's employment for reasons other than Just Cause and without his prior written consent (iii) the requirement that the Executive perform his principal executive functions outside of the Denver Metro area, (to include Boulder County) without his prior written consent.

          (q) "Work Product" shall mean any invention, discovery, concept or idea including, but not necessarily limited to, hardware, software programs, or processes, techniques, know-how, methods, systems, improvements, analytical reports, and other developments.

     2.   Employment.

          The Executive is employed as the President and Chief Executive Officer of the Company. The Executive shall render such administrative and management services for the Company as are consistent with the duties of the Chief Executive Officer as set forth in the by-laws of the Company. The Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company. The Executive's other duties shall be such as the Board may from time to time reasonably direct, including normal duties as an officer of the Company.

     3.   Base Compensation.

          Commencing on the Effective Date of this Agreement, the Company shall pay the Executive during the term of this Agreement a salary at the rate of $143,000 per annum, payable in cash not less frequently than monthly. The Board shall review, not less often than annually, the rate of the Executive's salary, and in its sole discretion may decide to amend his salary.

     4.   Annual Cash Bonuses.

          The Company may establish a formula that is based     on corporate
performance, and targets calendar year-end cash bonuses that are comparable on a percentage basis to the bonuses given to similarly situated executives at companies of a similar size and classification.

     5.   Other Benefits.

          (a) Participation in Retirement, Medical and Other Plans. The Executive shall be eligible to participate in any plan, subject to plan requirements, that the Company may maintain for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

          (b) Executive Benefits; Expenses. The Executive shall participate in any fringe benefits which are or may become available to the Company's senior management executives. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Company. The Company shall also pay for all dues and subscriptions for trade memberships including the Executive's membership in TEC, an international organization of CEOs.

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     6.   Term.

          The Company hereby employs the Executive, and the Executive hereby accepts such employment under this Agreement, for the period of one year beginning March 6, 2000 and ending on March 5, 2001, hereinafter "Initial Term." Executive shall give written notice to the Company through its Board of Directors that this Agreement is scheduled to expire 120 days prior to the end of the Initial Term or any Renewed Term. Unless the Company notifies the Executive in writing 90 days prior to the expiration of the Initial Term or any Renewed Term of its desire not to renew this Agreement, this Agreement shall automatically continue for an additional 12-month period, herein "Renewal Term" or, "Renewed Term."

     7.   Loyalty; Noncompetition; Work Product & Confidential Information.

          (a) During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, Executive may serve on the boards of directors of, companies or organization, which will not present any conflict of interest with the Company or any of its subsidiaries or affiliates, or unfavorably affect the performance of Executive's duties pursuant to this Agreement, or will not violate any applicable statute or regulation. From the date of this Agreement until the scheduled expiration date, including any renewal period, as set forth in paragraph 6 of this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Company.

          (b) Nothing contained in this Paragraph 7 shall be deemed to prevent or limit the Executive's right to invest in the capital stock or other securities of any business dissimilar from that of the Company, or, solely as a passive or minority investor, in any business.

          (c) In the course of the Executive's employment with Company, the Executive will have access to certain Confidential Information. The Executive will use and disclose Confidential Information solely for the purposes for which it is provided and will take reasonable precautions to prevent any unauthorized use or disclosure of the same. The Executive will not use or disclose any Confidential Information (a) other than as required in the course of the Executive's employment with the Company, (b) for the Executive's own personal gain, or (c) in any manner contrary to the best interests of Company.

          (d) The Executive will not use in the course of the Executive's employment with Company, or disclose or otherwise make available to Company any information, documents or other items which the Executive may have received from any other person (e.g., a prior employer) and which the Executive is prohibited from using, disclosing or making available (e.g., by reason of any contract, court order, law or obligation by which the Executive is bound).






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          (e)  All Materials and related Intellectual Property Rights will be the sole and exclusive property of Company, whether or not such Materials are marked with any Intellectual Property Right notice of Company or Executive. All such Materials authored, made, conceived or developed by the Executive or made available to the Executive (or any copies or extracts thereof) will be held by the Executive in trust solely for the benefit of the Company. The Executive will use such Materials only as required in the course of the Executive's employment with Company or as otherwise authorized in writing by Company.

          (f) This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Company was used, and which was developed entirely on Employee's own time, unless: (a) the invention relates (i) directly to the Company or (ii) to Company's actual or demonstrable anticipated research or development; or (b) the invention results from any work performed by the Executive for the Company.

          (g) All trade secrets, know-how, confidential information, copyrightable material, inventions, discoveries, and improvements, including computer programs (their structure, sequence, organization, coherence, look and feel), whether patentable or unpatentable, copyrightable or uncopyrightable, made, devised, discovered or reduced to practice by the Executive during normal business hours utilizing the resources and materials of the Company, whether by himself or jointly with others, from the time of becoming an employee of the Company until the termination of that status ("Work Product"), shall be deemed work for hire and shall be promptly disclosed in writing to the Company and are to redound to the benefit of the Company and become and remain its sole and exclusive property.

          (h) By executing this Agreement, Executive hereby transfers and assigns to the Company, or persons, firms or corporations designated by the Company, any or all of the Executive's rights, title and interest in and to any and all developments, inventions, computer programs, discoveries, improvements, processes, devices, copyrights, patents and patent applications therefore, and to execute at any and all times any and all instruments and do any and all acts necessary or which the Company may deem desirable in connection with conveying, transferring and assigning the Executive's entire right, title and interest in and to any inventions, discoveries, improvements, computer programs, processes, devices, copyrights, patent applications therefore or patents thereon in any way related to the Work Product developed, discovered or reduced to practice by the Executive during the term of this Agreement, it being the express understanding and agreement of the parties that any and all future developments, inventions and discoveries of the Executive during the term hereof shall be the property of the Company, or its assigns.

          (i) Company may cause to be filed United States and foreign patent and/or copyrights applications on each invention deemed to be patentable or copyrightable and embodied in any technology developed and reduced to practice during the term hereof which inure to the Company by virtue of the provisions of this Agreement. Patent or copyright prosecution and maintenance shall be done by an attorney to be selected by the Company and approved by the Executive, which approval shall not be unreasonably withheld. All reasonable expense of filing, prosecution and maintenance of domestic and foreign patents or copyrights and patent or copyright applications shall be borne by Company. All patents shall be applied for in the name of the Executive, as inventor,


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and shall be assigned to the Company or its assigns.  All copyrights shall be registered in the name of the Company. The Executive shall, upon demand, execute and deliver to the Company or its assigns such documents or assignments as may be deemed necessary or advisable by counsel for the Company or its assigns for filing in the appropriate patent offices to evidence the assignment of the patent rights hereby granted.

          (j) The Executive covenants to and with the Company, its successors and assigns, that during the term of this Agreement he will not directly or indirectly, either as principal, agent, manager, employee, owner, partner (dominant or otherwise), stockholder, director or other officer of a corporation, creditor, consultant or otherwise, engage or become interested financially or otherwise, in any business, agency, trade or occupation similar to or in competition with the Company or its affiliates; nor shall the Executive, during the term of this Agreement consult or enter into any agreement or arrangement with any other person, firm, corporation or entity to conduct any research or development, nor shall the Executive directly or indirectly conduct such research or development on his own behalf, related to the discovery of processes, improvements, developments or commercialization of any service or product developed or reduced to practice during the period of employment with the Company, unless the Executive shall have first obtained the Company's expressed written consent thereto issued by the Board of Directors. Because of the nature of the business, the parties agree that it is reasonable for this covenant to apply to the entire geographic area of the United States. If the geographic area is determined by a court to be overly broad in scope, it shall be modified only to the extent necessary to bring it within the requirements of the law and interpreted to give the Company the broadest protection allowed by law.

          (k) The Executive covenants with the Company that employees of or consultants to the Company and employees of and consultants to firms, corporations or entities affiliated with the Company have, of necessity, been exposed to and have acquired certain knowledge, understandings, and know-how concerning the Company's business operations which is confidential information and proprietary to the Company.

          (l) In order to protect the Company's confidential information and to promote and insure the continuity of the Company's contractual relations with its employees and consultants, the Executive covenants and agrees that for so long as the Executive is affiliated with the Company as an officer, director, employee, consultant, agent or contractor, he will not directly or indirectly, or permit or encourage others to directly or indirectly (i) interfere in any manner whatsoever with the Company's contractual or other relations with any or all of its employees or consultants, or (ii) induce or attempt to induce any employee or consultant to the Company to cease performing services for or on behalf of the Company, or (iii) solicit, offer to retain, or retain, or in any other manner engage or employ the services of, or conduct any business activity in cooperation or association with, any person or entity who at any time was employed by the Company, or any firm, corporation or entity affiliated with the Company, except with the consent of the Company issued by the Board of Directors.

          (m) In order to protect the Company's proprietary rights and to promote and ensure the continuity of the Company's contractual relations with its customers and clients, the Executive covenants and agrees that, for so long as the Employee is affiliated with the Company as an officer, director,

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employee, consultant, agent or contractor, he will not directly or indirectly, or permit or encourage others to directly or indirectly (i) interfere in any manner whatsoever with the Company's contractual or prospective relations with any clients or customers, or (ii) induce or attempt to induce any client or customer of the Company to cease doing business with the Company, or (iii) solicit, offer to retain, or retain, or in any other manner engage or enter into any business or other arrangement with any of the Company's customers or clients to provide any services or products to any of such customers or clients as they may from time to time exist or be constituted, except and unless such arrangement for the provision of products or services is not in any way competitive with the products or services actually provided by the Company to its clients or customers or circumstances to which the Company, through its Board of Directors, has consented in writing, which consent shall not be unreasonably withheld.

          (n) In the event any court of competent jurisdiction determines or holds that all or any portions of the covenants contained in this Section 7 are unlawful, invalid or unenforceable for any reason, then the parties hereto agree to modify the provisions of this Section 7 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

     8.   Standards.

          The Executive shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Company will provide Executive with the working facilities and staff necessary for him to perform his duties.

     9.   Vacation and Sick Leave.

          At such reasonable times as the Board shall in its discretion permit, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

          (a) The Executive shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for senior management executives of the Company.

          (b) The Executive shall not receive any additional compensation from the Company on account of his failure to take a vacation, and the Executive shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board of Directors.

          (c) In addition to the aforesaid paid vacations, the Executive shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Company for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board in its discretion may determine.

          (d) In addition, the Executive shall be entitled to an annual sick leave benefit as established by the Board.

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     10.  Indemnification.

          The Company and the Executive shall execute a separate Indemnity Agreement, a copy of which is attached hereto as Exhibit A.

     11.  Termination and Termination Pay.

          Subject to Section 11 hereof, the Executive's employment hereunder may be terminated under the following circumstances:

          (a)  Just Cause.   The Board may, by written notice to the
Executive, immediately terminate his employment at any time, for Just Cause. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause.

          (b) Resignation by Executive without Good Reason. The Executive may voluntarily terminate employment with the Company during the term of this Agreement, upon at least 60 days' prior written notice to the Board of Directors, in which case the Executive shall receive only his compensation, vested rights and Executive benefits up to the date of his termination of employment.

          (c) Without Just Cause/Resignation for Good Reason. Subject to Sections 11(a), 11(b) and 13 hereof, the Board may, by written notice to the Executive, immediately terminate his employment at any time for a reason other than Just Cause; in addition, the Executive may immediately terminate employment with the Company during the term of this Agreement for Good Reason, and in both events, from the time of termination the Executive shall be entitled to receive the following compensation and benefits; (i) the salary provided pursuant to Section 3 hereof, up to the expiration date (the "Expiration Date") of the term, including any Renewal Term, if the term is extended, of this Agreement, (ii) the cost to the Executive of obtaining all health, life, disability and other benefits which the Executive would have been eligible to participate in through the Expiration Date based upon the benefit levels substantially equal to those that the Company provided for the Executive, either in periodic payments over the remaining terms of this Agreement, as if the Executive's employment had not been terminated, or in one lump sum within 10 days of such termination (subject to a present value adjustment pursuant to Section 280G of the Code); and (iii) the monthly salary, determined from Section 3, for the following number of months, as severance pay, dependent upon the number of years of service:

     1 year               3 months
     2 years              5 months
     3 years              7 months
     4 years or more      9 months

          (d) Death or Disability. The Executive's employment under this Agreement shall terminate upon his death or Disability during the term of this Agreement.

     12. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

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     13.  Change in Control.

          (a) If a Trigger Event occurs during the Protected Period, the Executive shall be paid an amount equal to the Code Section 280G Benefit. Said sum shall be paid in one lump sum within ten (10) days of such termination, unless more than 90 days before the Change in Control the Executive files an election to collect benefits over a period of up to five years, in which event interest shall accrue on unpaid amounts at a rate determined pursuant to Section 280G of the Code. Any payment under this paragraph 13(a) shall be in lieu of any payment to which the Executive might otherwise be entitled under Paragraph 11(c) above.

          (b) Not later than three business days after a Change in Control, the Company shall (a) deposit in a grantor trust (the "Trust"), having terms consistent with Revenue Procedure 92-64, an amount that the Company reasonably projects to be sufficient to fund the payment of all benefits that are or may become payable, pursuant to this Agreement, and (b) provide the trustee of the Trust with a written direction both to hold said amount and any investment return thereon in a segregated account for the benefit of Executive, and to follow the procedures set forth in the next paragraph as to the payment of such amounts from the Trust. The provisions of this Section shall be null and void only if the Executive provides a written release of all claims under this Agreement.

               During the 12-consecutive month period after a Change in Control, upon the occurrence of a Trigger Event, the Executive may provide the trustee of the Trust with a written notice direction the trustee to pay to Executive an amount designated in the notice as being payable pursuant to this Agreement. A copy of the trustee's notice shall also be delivered to the Company on the same date. Within ten business days after receiving said notice, the trustee of the Trust shall pay such amount to the Executive, and coincidentally shall provide the Company or its successor with notice of such payment. Upon the earlier of the Trust's final payment of all amounts due under the preceding paragraph or the date 12 months after the Change in Control, the trustee of the Trust shall pay to the Company the entire balance remaining in the segregated account maintained for the benefit of the Executive. The Executive shall thereafter have no further interest in the Trust.

     14.  Disputes/Arbitration

          (a) Any dispute, claim or controversy arising out of this Agreement or its breach shall be settled by arbitration in Denver, Colorado by a single arbitrator licensed to practice law, who shall be chosen by mutual agreement of the parties. The arbitration is not required to be filed with the American Arbitration Association ("AAA"), but the arbitrator may follow the rules and procedures of the AAA, as agreed by the parties. The arbitration hearing shall be held no later than 60 days after the arbitration is initiated. The arbitrator's decision and award shall be final and binding, and judgement upon the award may be entered in any court of appropriate jurisdiction.








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          (b)  The prevailing party in any arbitration shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from the dispute, claim or controversy that is arbitrated, provided that the prevailing party shall obtain a final arbitration award in its favor. Such reimbursement shall be paid within ten (10) days of the prevailing party's furnishing to the other party written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the prevailing party. The costs and expenses may be part of the arbitration award.

     15.  Successors and Assigns.

          (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

          (b) Since the Company is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company, through its Board of Directors.

     16.  Corporate Authority.

          Company represents and warrants that the execution and delivery of this Agreement by it has been duly and properly authorized by the Company's Board of Directors and that when so executed and delivered this Agreement shall constitute the lawful and binding obligation of the Company.

     17.  Amendments.

          No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

     18.  Applicable Law.

          Except to the extent preempted by Federal law, the laws of the State of Colorado shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

     19.  Severability.

          The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     20.  Entire Agreement.

          This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire Agreement between the parties hereto.



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     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.


ATTEST:                         YGCD ASSETS, INC.


/s/ Cory J. Copppage            By:/s/ Dale Stonedahl
Secretary                       Title: Director



WITNESS:


____________________________    /s/ Blair Zykan
                                Blair Zykan








































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